UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 7, 2007

SILVER STAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-102930 (Commission File Number)	90-0220668 (IRS Employer Identification No.)

9595 Wilshire Blvd., Suite 900, Beverly Hills, California                     90212

(Address of principal executive offices)                                          (Zip Code)

(310) 477-2211

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c)).

Item 1.01    Entry into a Material Definitive Agreement

Item 1.03    Bankruptcy or Receivership

Item 2.01    Completion of the Acquisition or Disposition of Assets

Item 3.03    Material Modifications to the Rights of Security Holders

        Silver Star Energy, Inc. (the "Company") has been in default with its lenders (collectively the "Lenders") pursuant to the convertible note and warrant purchase agreement (the "Financing") of October 2005. Three Lenders, representing $950,000 of the $3,430,000 that was raised under the Financing, filed a claim for monies owed in the United States Bankruptcy Court Central District of California. The Company and its legal counsel have since reached a negotiated settlement (the "Settlement") that all of the Lenders have now accepted. The Settlement will result in the sale of the Company's 40% interest North Franklin Gas Field in an arm's-length transaction to a third party, the repayment of $2.47 million pro-rata to the Lenders and the purchase of a revenue interest in the MB Gas Inc. ("MB"), a private Alberta, Canada, oil and gas exploration company, on the terms detailed below.

        The Company will sell its interest in the Franklin gas field for a total of $3,100,000 and will repay in cash $2,470,000 of the approximately $3,429,885 that is presently owing to the Lenders. In order to settle the balance, the Company will amend the related lending documents to allow for conversion of such debt into common shares at a deemed conversion price of $0.04 share.  The Company will also re-price 12,500,000 outstanding warrants to allow exercise at a price of $0.04. No SB-2 registration statement will be filed.

        The Company commissioned an independent report (the "Report") on the fair market value of the proved developed producing reserves in the "Whitney-Winters" channel from the four (4) producing gas wells.  Having cumulatively to date produced a total of 1,944,328 Mcf of gas (1.94 Bcf), the remaining reserves to the 100% working interest were calculated at 2,694,781 Mcf (2.69 Bcf) of gas.  The four wells in the reservoir are declining in pressure and additional costs are expected for pipeline compression. The Report valued 100% of the interest in the North Franklin field at $9,226,619 ($3,706,647 to Silver Star's 40% working interest on a PV 10 for the proved developed producing reserves). The value to the Company's 32% net revenue interest is $2,952,518 and therefore the purchase price of $3,100,000 represents a premium to current value.

        Silver Star and MB, a private Alberta company, have executed an agreement whereby Silver Star will acquire an interest in the revenues generated by MB from its oil and gas operations. Silver Star has agreed to advance loans (the "Loans") of $500,000 (minimum) to $1 million (maximum) to MB in return for the assignment of revenue from MB's oil and gas operations. The Loan advances will be repaid from MB's revenues, as 12.5% to Silver Star until payout; thereafter 5% to 10% (pro-rated above 5% for amounts loaned over $500,000).

        MB owns a majority interest in a sweet-sour gas processing facility and pipeline located in the Province of Alberta,  that is linked to a transporting pipeline that runs south to Encana's Hub near the U.S. – Canada border.  MB is presently connecting 3 Sawtooth formation natural gas wells (the "Wells") and this work is scheduled to be completed within the next six months.  Flow tests on the wells indicate that they should produce a minimum of 1,300 Mcf per day when they are connected, of which MB Gas will earn up to a 67.5% net revenue interest before payout (B.P.O.) and 45.0% after payout (A.P.O.).  MB also controls certain prospective lands in the area targeting mostly middle and deeper gas-bearing formations. These are in relatively close proximity to the pipeline system, and it is expected that the gas from any new commercial grade discoveries made by MB on those lands, together with gas from a number of previously plugged gas wells in the area that are tied-in, will be carried in MB's pipeline.

Item 9.01     Financial Statements and Exhibits

Exhibit No.	Description
4.15	Escrow Agreement between the Company and Greenberg Taurig, LLP, dated May 7, 2007
4.16	Amended and Restated Senior Secured Convertible Promissory Note
4.17	Form of Warrant to Purchase Shares of Common Stock of Silver Star Energy, Inc.
4.18	Form of Series A Warrant to Purchase Shares of Common Stock of Silver Star Energy, Inc.
10.15	Amendment Agreement between the Company and Various Creditors, dated May 7, 2007
10.16	Asset Sale Agreement between the Company and Archer Exploration, Inc., dated April 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER STAR ENERGY, INC.

By:  /s/ Robert McIntosh

Name: Robert McIntosh

Title:  President

Dated: June 8, 2007